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                                                                    EXHIBIT 11.0


            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                        Computation of Earnings Per Share
          (Dollars and Share Data in Thousands, Except Per Share Data)

                                                       As of and For the Years Ended December 31,
                                                       ------------------------------------------
                                                           1997           1996           1995
                                                       -----------     ----------     -----------
Weighted Average Common Shares Outstanding(1)             12,194         11,880         11,628

Weighted Average Share Equivalents Outstanding(1)          2,736          2,373          2,049
                                                         -------        -------        -------

Weighted Average Share and Share Equivalents
Outstanding(1)                                            14,930         14,253         13,677
                                                         =======        =======        =======

Net Income                                               $16,870        $13,374        $ 9,830
                                                         =======        =======        =======

Basic Earnings Per Share(1)                              $  1.38        $  1.13        $  0.85
                                                         =======        =======        =======

Diluted Earnings Per Share(1)                            $  1.13        $  0.94        $  0.72
                                                         =======        =======        =======



(1) 1996 and 1995 share information restated to reflect a two for one split of the Company's common stock distributed in November 1997.